Exhibit 5

                                [OBJECT OMITTED]

                                   May 5, 2000

Board of Directors
Indian River Banking Company
958 20th Place
Vero Beach, Florida  32960

     Re: Registration Statement on Form SB-2

Gentlemen:

     As counsel to Indian River Banking Company (the "Company") we have participated in the preparation of the Company's Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed public offering, through the efforts of certain directors and officers of CommerceFirst, of up to 300,000 shares of the Company's common stock (the "Shares").

     As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Shares, when sold in the manner set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company .

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."

                                                      Sincerely,


                                                      /s/ Kennedy, Baris & Lundy